EXHIBIT 99.1

Mindspeed Appoints Fared Adib from Sprint Nextel to Its Board of Directors

NEWPORT BEACH, Calif., May 16, 2013 - Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced the appointment of Fared Adib of Sprint Nextel Corporation to its board of directors. As a member of the board, Mr. Adib will also sit on the governance and board composition committee.

Mr. Adib is currently senior vice president of product development & operations at Sprint, and is in charge of all product strategy and planning, as well as the product portfolio (handsets, smartphones, tablets, embedded devices and M2M), vendor management, engineering, logistics, development, device quality, software services and application platforms.

“We are very pleased and fortunate to have Fared join our board of directors,” commented Raouf Y. Halim, chief executive officer at Mindspeed. “His intimacy with a broad range of next generation communications and network technologies and his business development experience will be key factors in his contribution to Mindspeed.”

“I am honored to become a member of the Mindspeed board of directors,” said Mr. Adib. “I look forward to working with the board as the company evaluates its strategic alternatives.”

About Mindspeed Technologies

Mindspeed Technologies (NASDAQ: MSPD) is a leading provider of network infrastructure semiconductor solutions to the communications industry. The company’s low-power system-on-chip (SoC) products are helping to drive video, voice and data applications in worldwide fiber-optic networks and enable advanced processing for 3G and long-term evolution (LTE) mobile networks. The company’s high-performance analog products are used in a variety of optical, enterprise, industrial and video transport systems. Mindspeed’s products are sold to original equipment manufacturers (OEMs) around the globe.

To learn more, please visit www.mindspeed.com. Company news and updates are also posted at www.twitter.com/mindspeed.

Source: Mindspeed Technologies, Inc.

Investor Relations

Mindspeed Investor Relations:

Kevin Trosian,

VP, Corporate Development and Investor Relations,

+1 949-579-3111

investor.relations@mindspeed.com